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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                -----------------------------------------------

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                -----------------------------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Equitable Resources, Inc.
             (Exact Name of Registrant as specified in its Charter)


            Pennsylvania                                        25-0464690
(State of Incorporation or organization)                    (I.R.S. Employer
                                                          Identification Number)

One Oxford Centre, Suite 3300,
301 Grant Street, Pittsburgh, Pennsylvania                        15219
(Address of principal executive offices)                        (zip code)

If this Form relates to the registration of a class of securities pursuant
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /X/

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) please check the following box. / /

Securities Act registration statement file number to
which this form relates:                                         None
                                                           (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange on Which Each
Title of Each Class to be Registered              Class is to be Registered
------------------------------------         -----------------------------------
  Preferred Stock Purchase Rights                 New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:     None
                                                                (Title of Class)

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Item 1.       Description of Registrant's Securities to be Registered.

              On December 3, 2003, the Board of Directors of Equitable Resources, Inc. (the "Company") amended and restated the Company's Rights Agreement, dated April 1, 1996, between the Company and Mellon Investor Services LLC (successor to Chemical Mellon Shareholder Services, L.L.C.), as rights agent (the "Amended and Restated Rights Agreement").

              The amendments contained in the Amended and Restated Rights Agreement consist of the following: (i) increase the triggering percentages referenced therein from 15% to 20%, including, without limitation, the references found in the definition of "Acquiring Person", the references found in Section 3(a) relating to the Distribution Date and the references found in Section 23 relating to the redemption of the Rights, (ii) delete the references therein to "Disinterested Directors," so that actions which require the approval of Disinterested Directors will, after this amendment, require the approval of the Board of Directors of the Company, and (iii) make certain technical corrections to the Rights Agreement. This summary does not purport to be comprehensive and it is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement filed herewith as Exhibit 1 and incorporated herein by reference.

              These changes were not made in response to a request by any third party; rather, the Company's Board of Directors determined that these changes are appropriate in light of today's corporate governance environment. Unless renewed, the Amended and Restated Rights Plan expires by its terms on April 1, 2006.

Item 2.       Exhibits.

              1. Amended and Restated Rights Agreement, dated as of January 23, 2004 by and between Equitable Resources, Inc. and Mellon Investor Services LLC, as Rights Agent.


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                                    Signature

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          EQUITABLE RESOURCES, INC.


                                          By: /s/  David L Porges
                                              --------------------------------
                                              Name: David L. Porges
                                              Title: Executive Vice President
                                                     and Chief Financial Officer

Date: January 28, 2004




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